                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      NATIONWIDE HEALTH PROPERTIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the contrary pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

       -------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1) Amount Previously Paid:__________________________________________________

    2) Form, Schedule or Registration No.:______________________________________

    3) Filing Party:____________________________________________________________

    4) Date Filed:______________________________________________________________

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 1994

To the Stockholders:

  The Annual Meeting of Stockholders of Nationwide Health Properties, Inc. (the "Company") will be held at Le Meridien Hotel, 4500 MacArthur Boulevard, Newport Beach, California on April 22, 1994 at 1:00 p.m., for the following purposes:

    1. To elect two directors;

    2. To vote upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the total number of authorized shares of the Company's Common Stock, par value $.10 per share, from 25,000,000 to 100,000,000;

    3. To ratify the selection of Arthur Andersen & Co. as independent accountants for the year ending December 31, 1994; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The nominees for election as directors are Sam A. Brooks, Jr. and Robert H. Finch, both of whom are currently serving as directors of the Company.

  The Board of Directors has fixed the close of business on March 11, 1994 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting, or any adjournments thereof.

  We encourage you to attend the meeting. Whether or not you are able to attend, we urge you to indicate your vote on the enclosed proxy card FOR the election of the directors named in the attached Proxy Statement, FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the total number of authorized shares of the Company's Common Stock, par value $.10 per share, from 25,000,000 to 100,000,000 and FOR ratification of the selection of Arthur Andersen & Co. as independent accountants for the year ending December 31, 1994. Please sign and date and return the proxy card promptly in the enclosed envelope. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

                                           By Order of the Board of Directors

                                                    R. Bruce Andrews
                                              President and Chief Executive
                                                         Officer

March 21, 1994
Newport Beach, California

                       NATIONWIDE HEALTH PROPERTIES, INC.
                        4675 MACARTHUR COURT, SUITE 1170
                        NEWPORT BEACH, CALIFORNIA 92660

                               ----------------
                                PROXY STATEMENT
                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 1994

  The accompanying proxy is solicited by the Board of Directors of Nationwide Health Properties, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held April 22, 1994, and at any adjournments of the meeting. It is anticipated that this proxy material will be mailed on or about March 21, 1994.

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is neither revoked nor suspended, it will be voted by those therein named.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The outstanding voting securities of the Company as of March 11, 1994 consisted of 18,137,792 shares of Common Stock, par value $.10 per share ("Common Stock"). Stockholders of record as of the close of business on March 11, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of shares of Common Stock is entitled to one vote per share on all matters properly brought before the meeting. Shares represented by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting and who will also determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and (except as noted below) as shares present for other purposes but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

  The following table sets forth the names of those stockholders known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock at December 31, 1993.

                                                      COMMON STOCK   PERCENT OF
                                                      BENEFICIALLY   OUTSTANDING
BENEFICIAL OWNER                                         OWNED         SHARES
- ----------------                                      ------------   -----------
Scudder, Stevens & Clark, Inc........................  1,583,600(1)     8.81%
 345 Park Avenue
  New York, NY 10154
FMR Corp.............................................  1,239,500(2)     6.89%
 82 Devonshire Street
  Boston, MA 02109

- --------
(1) Scudder, Stevens & Clark, Inc. had sole dispositive power with respect to 1,583,600 shares, sole voting power with respect to 236,600 shares and shared voting power with respect to 819,900 shares. Share ownership numbers are based on information as of December 31, 1993 obtained from a Schedule 13G filed with the Securities and Exchange Commission by Scudder, Stevens & Clark, Inc.
(2) FMR Corp. had sole dispositive power with respect to 1,239,500 shares and sole voting power with respect to 129,700 of such shares. Share ownership numbers are based on information as of December 31, 1993 obtained from a
    Schedule 13G filed with the Securities and Exchange Commission by FMR Corporation.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

  Pursuant to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the directors have been divided into three groups. At the meeting, two directors will be elected in one group to hold office for a term of three years or, in each case, until their respective successors shall have been duly elected and qualified. The remaining directors shall continue in office until their respective terms expire and until their successors have been duly elected and qualified.

  The nominees for election to the two positions of director to be voted upon at the meeting are Sam A. Brooks, Jr. and Robert H. Finch. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Brooks and Finch to hold office as directors for a term of three years each or until their respective successors have been duly elected and qualified. The affirmative vote of a majority of all votes cast at the Annual Meeting is required for the election of directors.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event would the proxy be voted for more than two nominees.

The following information relates to the nominees for election as directors of the Company, the other persons whose terms as directors continue after the meeting, executive officers, and all directors and executive officers of the Company as a group:

                                                                                         COMMON STOCK
                                                                                         BENEFICIALLY
                                                                             EXPIRATION    OWNED AT
                                                                             OF TERM AS  FEBRUARY 28,
          NAME           AGE                    POSITION                     DIRECTOR(1)   1994(2)
          ----           ---                    --------                     ----------- ------------
Milton J. Brock, Jr.*x..  78 Chairman of the Board and Director                 1995        19,100(3)
R. Bruce Andrews*x......  53 President, Chief Executive Officer and Director    1996        53,433
David R. Banks*+........  57 Director                                           1995         9,500
Sam A. Brooks, Jr.*.....  55 Director                                           1994         6,800
Robert H. Finch(S)+.....  68 Director                                           1994         4,300
Charles D. Miller(S)+x..  66 Director                                           1996        19,900
Mark L. Desmond.........  35 Vice President and Treasurer                                   15,000
Gary E. Stark...........  38 Vice President and General Counsel                              3,000
T. Andrew Stokes........  46 Vice President of Development                                   3,750
All directors and executive officers as a group (9 persons).............................   134,783(3)

- --------
*   Member of Investment Committee
(S) Member of Audit Committee
+   Member of Compensation Committee
x   Member of Nominating Committee

(1) All directors were first elected in 1985, except R. Bruce Andrews, who was elected in October 1989.
(2) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. In each instance, and in the aggregate for all directors and executive officers as a group, shares owned represent less than 1% of the outstanding Common Stock.
(3) Such amount includes 800 shares held in trusts for certain of Mr. Brock's family members, of which Mr. Brock serves as trustee, and 16,500 shares held in a trust, of which Mr. Brock and his wife serve as trustees. Such amount does not include 3,000 shares owned by Mr. Brock's wife, as to which Mr. Brock disclaims any beneficial interest.

  MILTON J. BROCK, JR. -- Chairman of the Board of the Company since September 1989 and a director of the Company since its inception. Mr. Brock served as President and Chief Executive Officer of the Company from June 1988 to September 1989. Mr. Brock began his career in 1940 with M. J. Brock & Sons, Inc., a real estate contractor and developer, and was elected President in 1959, Chairman and Chief Executive Officer in 1973 and Chairman Emeritus in 1985 upon his retirement. Mr. Brock was a director of Bank of America REIT (now BRE Properties) from its inception until his retirement in 1985, and had served for 26 years as a director of Hollywood Presbyterian Medical Center.

  R. BRUCE ANDREWS -- President and Chief Executive Officer of the Company since September 1989 and a director of the Company since October 1989. Mr. Andrews had previously served as a director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. From 1986 through 1989, Mr. Andrews was engaged in various private investments. Mr. Andrews is also a director of ReadiCare, Inc. and Alexander Haagen Properties, Inc.

  DAVID R. BANKS -- Director. Mr. Banks has served as Chairman, President and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities, pharmacies and pharmacy-related outlets, since March 1990. Mr. Banks joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979 and was elected President and Chief Executive Officer in May 1989. He has been a director of Beverly Enterprises, Inc. since September 1979. Mr. Banks is also a director of Wal-Mart Stores, Inc., Ralston Purina Company and Wellpoint Health Networks Inc. Mr. Banks was Chairman of the Board of the Company from its inception until June 1988.

  SAM A. BROOKS, JR. -- Director. Mr. Brooks has been President of MedCare Investment Corporation, a health care investment company, since May 1991. Mr. Brooks was Chairman of Rivendell of America, an operator of in-patient psychiatric facilities, from June 1989 to April 1991. Mr. Brooks is a director of Kinetic Concepts, Inc., KnowledgeWare, Inc., PhyCor, Inc. and Quorum Health Group, Inc. Mr. Brooks was Chairman of the Board of the Company from June 1988 to September 1989. Mr. Brooks served as President and Chief Executive Officer of the Company from its inception until June 1988. Mr. Brooks was the Chief Financial Officer of Hospital Corporation of America, a hospital management company, from 1970 to 1985.

  ROBERT H. FINCH -- Director. Mr. Finch is an attorney specializing in health care matters, a position he has held for more than five years. Mr. Finch is a former Secretary of the Department of Health, Education and Welfare and a former Lieutenant Governor of California. Mr. Finch is a director of ICN Pharmaceuticals, Inc., Geothermal Surveys, Inc., North American Trust Co., Viratek, Inc. and Continental Graphics, Inc. and serves as trustee of the Huntington Memorial Hospital.

  CHARLES D. MILLER -- Director. Mr. Miller has served as the Chairman and Chief Executive Officer of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels and office products, since 1983. Mr. Miller is also a director of Great Western Financial Corporation, SCE Corp. and Pacific Mutual Life Insurance Company.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held four meetings during 1993. During that period, each director attended 100% of all meetings of the Board and of committees on which he served.

  The Audit Committee, which met twice in 1993, selects the Company's independent accountants, fixes the compensation to be paid to such accountants, reports to the Board with respect to the scope of audit procedures and determines whether certain policies and procedures of the Company are being complied with.

  The Investment Committee, which held three meetings during 1993, has the power to approve the Company's investments and reviews the Company's investment policies.

  The Compensation Committee, which held one meeting in 1993, has been delegated the functions of the Board with respect to the compensation of the Company's key management personnel, and administration of the Company's Stock Option Plan and Deferred Compensation Plan.

  The Nominating Committee, which met once in 1993, reviews candidates for director suggested by management, directors, stockholders and others and makes recommendations to the Board of Directors regarding the composition of the Board of Directors and selection of individual candidates for election to the Board of Directors. Suggestions by stockholders for candidates should be submitted in writing, accompanied by biographical material for evaluation, and sent to the office of the President, Nationwide Health Properties, Inc., 4675 MacArthur Court, Suite 1170, Newport Beach, California 92660.

  Non-employee directors receive compensation for their Board service in the amount of $22,000 per year. The Chairman receives an additional $12,000 per year. Committee chairmen receive additional compensation for their Board Committee service in the amount of $3,600 per year. Non-employee directors also receive $1,000 for attendance at each meeting of the Board and $500 for attendance at each committee meeting. The Company reimburses directors for travel expenses incurred in connection with their duties as directors of the Company.

  In addition, non-employee directors are eligible to participate in the Retirement Plan for Directors (the "Directors' Retirement Plan"), whereby individuals who were directors as of January 1, 1990 and subsequently terminate their service as a director with at least five years of service are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual director retainer in effect at the time of the eligible director's termination from the Board. The current retainer amount is $22,000 per year. Any increases in the annual retainer which take effect after an eligible director's termination from the Board will automatically operate to increase the annual retirement benefit under the Directors' Retirement Plan.

  Benefits under the Directors' Retirement Plan will be paid for a period equal to the number of years of service that the eligible director served on the Board. Upon death of an eligible director, any benefits under the Directors' Retirement Plan will be paid to his or her surviving spouse in accordance with the same payment schedule set forth above until receipt of the maximum benefit to which the eligible director would have been entitled had he or she survived or until the death of the eligible spouse, whichever occurs first.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth for the years ended December 31, 1993, 1992 and 1991, the compensation for services in all capacities to the Company of those persons who were at December 31, 1993 (i) the chief executive officer and
(ii) the other highly compensated executive officers of the Company whose total 1993 salary and bonus exceeded $100,000 (the "Named Executive Officers"). No other individuals served as executive officers during 1993.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM
                                                           COMPENSATION
                                                           ------------
                                                            RESTRICTED
                                      ANNUAL COMPENSATION  STOCK AWARDS
                                      -------------------  ------------      ALL OTHER
   NAME AND PRINCIPAL POSITION   YEAR SALARY($)  BONUS($)    ($)(1)      COMPENSATION($)(2)
   ---------------------------   ---- ---------  --------  ------------  ------------------
   R. Bruce Andrews, President   1993  $330,000  $165,000    $233,625         $13,200
   & Chief Executive Officer     1992   300,000   200,000     188,438          12,000
                                 1991   250,000   125,000          --          10,000
   Mark L. Desmond, Vice         1993   115,000    34,500      50,063           4,600
   President & Treasurer         1992   105,000    31,500      42,188           4,200
                                 1991    91,000    27,300          --           3,640
   T. Andrew Stokes, Vice        1993   115,000    34,500      25,031           4,238
   President, Development        1992    46,115    13,835      45,750           1,658
                                 1991        --        --          --              --
   Gary E. Stark, Vice           1993   105,000    31,500      50,603              --
   President & General
    Counsel                      1992        --        --          --              --
                                 1991        --        --          --              --

- --------
(1) Restricted stock awards vest five years after the date of issuance. Dollar amounts shown equal the number of shares of restricted stock awarded multiplied by the stock price on award date, without giving effect to the diminution of value attributable to the restrictions on such stock. The table below shows the number and value of the aggregate restricted stock holdings as of December 31, 1993 of each Named Executive Officer:

                                          SHARES  VALUE
                                          ------ --------
             R. Bruce Andrews............ 13,700 $486,350
             Mark L. Desmond.............  3,000  106,500
             T. Andrew Stokes............  2,250   79,875
             Gary E. Stark...............  1,500   53,250

  The value of the aggregate restricted stock holdings is based upon the closing price of the Common Stock on December 31, 1993 of $35.50, without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its shares of Common Stock.

(2) Such amounts represent the Company's matching contributions to the Named Executive Officers' deferred compensation plan accounts.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 1993 and unexercised stock options held as of December 31, 1993. During 1993, no options were granted to any of the Named Executive Officers.

                                                                                    VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED           IN-THE-MONEY
                                                          OPTIONS AT FISCAL           OPTIONS AT FISCAL
                            SHARES                           YEAR-END(#)                YEAR-END($)(A)
                         ACQUIRED ON       VALUE      ------------------------- -------------------------
NAME                     EXERCISE(#)  REALIZED($)(A)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     -----------  --------------  ----------- ------------- ----------- -------------
R. Bruce Andrews........    15,184       $406,406         --         10,000         --        $242,500
Mark L. Desmond.........     6,000       $158,063         --          3,000         --         $72,750

- --------
(A) Market value of the underlying securities at exercise date or year-end, as the case may be, minus the exercise price of "in-the-money" stock options.

EXECUTIVE EMPLOYMENT SECURITY POLICY

  The Company has adopted an Executive Employment Security Policy which provides generally that if, within three years following a change of control of the Company, the employment of any plan participant is terminated, except under defined circumstances, the participant shall be entitled to receive payments equal to their highest compensation for twelve to thirty-six months depending upon the participant's length of employment. Such payments would be reduced by one-half of any compensation received from any new employment. R. Bruce Andrews and Mark L. Desmond have been designated plan participants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Banks serves as Chairman, President and Chief Executive Officer of Beverly Enterprises, Inc. Mr. Banks is a member of the Company's Compensation Committee and was Chairman of the Board of Directors of the Company from its inception until June 1988. At December 31, 1993, Beverly Enterprises, Inc. or its subsidiaries ("Beverly") leased and operated 56 of the Company's 129 owned facilities. During 1993, the Company sold three facilities to Beverly, the lessee of such facilities, for an aggregate purchase price of $7,918,000. The Company received $2,733,000 in cash and mortgage notes in the amount of $5,185,000 which are secured by two of such facilities. Beverly paid aggregate rent, including additional rent, and interest payments of approximately $24,323,000 to the Company in 1993. The aggregate minimum rental payable in 1994 by Beverly to the Company for the 56 facilities leased and operated as of December 31, 1993 will be approximately $17,470,000. Additional rent, based upon increased net patient revenues of such facilities, may also be payable by Beverly to the Company in 1994. The aggregate interest payable in 1994 by Beverly to the Company for the mortgage loans will be approximately $465,000.

                      REPORT OF THE COMPENSATION COMMITTEE
                     WITH RESPECT TO EXECUTIVE COMPENSATION

  As members of the Compensation Committee, it is our duty to administer the Company's various incentive plans, including its stock incentive plan, its annual bonus plan and its deferred compensation plan. In addition, we review compensation levels of members of management, evaluate the performance of management, consider management succession and related matters. The Committee reviews with the Board in detail all aspects of compensation for the Company's executive officers.

  The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relates to and is contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is "at risk" with annual bonus and stock award compensation amounting to a significant portion of each executive officer's total compensation.

EXECUTIVE COMPENSATION COMPONENTS

  The Company's executive compensation is based on three key components, each of which is intended to serve the Company's overall compensation philosophy.

  BASE SALARY. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased upon a subjective assessment of the individual executive's contribution to the Company as well as competitive pay levels. Base salary is intended to be set at a level competitive to amounts paid to executive officers of companies with similar business structure, size and marketplace orientation. The consideration of competitive salaries is subjective and is based on the business experience of the members of the Compensation Committee and is not based on a specific list of companies, the comparable performance of such other companies, or on target levels tied to salaries of comparable companies.

  ANNUAL BONUS. Annual bonuses are awarded in cash based upon a subjective evaluation of the performance of each executive officer and a subjective evaluation of the performance of the Company as a whole. The performance evaluation of the Company is based on subjective and objective factors, including total return to stockholders, growth in per share funds from operations, asset growth, credit quality and the perception of the Company by industry analysts; however, no specific targets are assigned or established by the Compensation Committee for these criteria.

  STOCK OPTION PLAN. All of the executive officers participate in the Company's Stock Option Plan. That plan's primary purpose is to offer an incentive for long-term performance of the Company. The plan provides for awards of restricted stock, grants of options and stock appreciation rights. The Company retained the services of an independent compensation consultant in 1992 to provide the Compensation Committee with expertise on the types of stock incentives to be available through the Company's stock option plan and the level of awards under the plan.

  Since 1992, awards of restricted stock have been made annually to the executive officers of the Company. Such restricted stock vests five years after the date of award and is intended to build each executive officer's equity interest in the Company as well as provide incentives for the long-term performance of the Company. Awards to executive officers other than the Chief Executive Officer have been at 1,500 shares per year. Awards to the Chief Executive Officer during 1993 and 1992 were 7,000 shares and 6,700 shares, respectively. The levels of such awards were determined in part by reference to the recommendations of the independent compensation consultant, including consideration of the amounts previously awarded to the executive officers, and by a subjective assessment of the performance of the Company similar to that described above under Annual Bonus. The levels of awards made and the proportion of total compensation payable through restricted stock awards is not subject to any fixed formula.

CEO COMPENSATION

  Mr. Andrews' salary for 1993 was set by the Compensation Committee at its January 1993 meeting. Mr. Andrews' base salary was increased $30,000 to $330,000 in light of salaries being paid to other similarly situated CEO's as determined based on the business experience of the members of the Compensation Committee and in recognition of the Company's performance in 1992 under his leadership.

  Mr. Andrews' bonus with respect to 1993 was $165,000, or 50% of his base salary for 1993, and was awarded based upon a subjective evaluation of Mr. Andrews' performance and of the Company as a whole, as described under Annual Bonus above.

  Mr. Andrews was awarded 7,000 shares of restricted stock during January 1993, or 71% of his base salary based on the market value of the stock on the award date. The purpose of this award was to provide a long-term incentive to Mr. Andrews as the stock vests on the fifth anniversary of the award date. The award was based upon a subjective evaluation of Mr. Andrews' performance and that of the Company as a whole.

  The Compensation Committee has considered the potential tax impact on the Company of recently enacted Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) limits the deductibility of certain compensation and benefits paid to the Chief Executive Officer and certain other executive officers of the Company to a maximum of $1,000,000 per year per officer. Following enactment of the final regulations interpreting
Section 162(m), the Compensation Committee will review the Company's compensation structure and employee benefit plans to determine whether any changes would be appropriate. The Compensation Committee does not believe that the compensation and benefits payable to any officer in 1994 will be subject to any limit on deductibility due to Section 162(m).

                                                 Compensation Committee
March 21, 1994

                                                     David R. Banks

                                                     Robert H. Finch

                                                    Charles D. Miller

                               PERFORMANCE GRAPH

  The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts' (NAREIT) Equity Index and the Standard & Poor's 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG NATIONWIDE HEALTH PROPERTIES, INC., S&P 500 INDEX AND
      NATIONAL ASSOCIATION OF REAL ESTATE INVESTMENT TRUSTS' EQUITY INDEX

                               NATIONWIDE                      NAREIT
Measurement Period               HEALTH              S&P       EQUITY
(Fiscal Year Covered)        PROPERTIES, INC.     500 INDEX    INDEX
- ---------------------        ----------------     ---------    ------
Measurement Pt-12/31/1988    $100                 $100         $100
FYE 12/31/1989               $124.53              $131.69      $108.84
FYE 12/31/1990               $183.68              $127.60      $ 92.13
FYE 12/31/1991               $312.73              $166.47      $125.02
FYE 12/31/1992               $403.31              $179.15      $143.26
FYE 12/31/1993               $470.61              $197.21      $171.42

  IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  PROPOSAL II

                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

  The Company's Articles of Incorporation presently authorize the Company to issue up to 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Company's Board of Directors has adopted, and recommends that stockholders approve, an amendment to the Articles of Incorporation increasing the authorized number of shares of the Company's Common Stock from 25,000,000 to 100,000,000 shares. The number of authorized shares of Preferred Stock will remain unchanged.

  As of March 11, 1994, there were 18,137,792 shares of Common Stock outstanding. Of the remaining 6,862,208 authorized but unissued shares of Common Stock, 208,150 shares have been reserved for issuance under the Company's Stock Option Plan and an aggregate of 1,643,613 shares has been reserved for issuance upon conversion of the Company's outstanding 8.9% Senior Subordinated Convertible Debentures due 2001 and 6.25% Convertible Debentures due 1999 (collectively the "Debentures"). Accordingly, 5,010,445 shares of Common Stock remain unissued and unreserved.

  The Board of Directors believes it is prudent to have a greater number of authorized shares of Common Stock available to issue in the future for, among other things, raising additional capital, acquisitions, stock splits, stock dividends and other corporate purposes. Except for shares reserved under the terms of the Company's Stock Option Plan and shares which will be issued upon the conversion of the Debentures, the Board of Directors has no present plans, arrangements, undertakings or commitments to issue any shares of Common Stock. The Company does, however, have an effective Registration Statement on file with the Securities and Exchange Commission under which it may issue additional securities from time to time, including Common Stock, in the aggregate amount of $135,000,000. Having authorized shares of Common Stock available for issuance in the future for such corporate purposes as the Board of Directors deems necessary and advisable will give the Company greater flexibility and will allow shares to be issued without the expense and delay of a special stockholders' meeting. The additional shares of Common Stock authorized by the proposed amendment would be available for future issuance without further action by stockholders, unless action is required by stockholders by applicable law or the rules of any stock exchange on which the Company's securities may then be listed.

  The Company's Common Stock is currently listed on the New York Stock Exchange which requires prior stockholder approval for the issuance of securities under certain circumstances, including the issuance of Common Stock, other than in a public offering for cash, in an amount equal to or in excess of 20% of the number of shares of Common Stock outstanding before the proposed issuance.

  It is proposed that Section 1 of Article IV of the Company's Articles of Incorporation be amended to read in its entirety as follows:

  "Section 1. The total number of shares of capital stock which the corporation shall have authority to issue is One Hundred Five Million (105,000,000), of which One Hundred Million (100,000,000) shall be shares of Common Stock having a par value of $.10 per share and Five Million (5,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be Fifteen Million Dollars ($15,000,000)."

VOTE REQUIRED

  The affirmative vote of two-thirds of all votes entitled to be cast at the Annual Meeting is required for adoption of the Amendment. The proxy holders named in the accompanying form of proxy will vote the Shares represented by the proxy for approval of the Amendment, unless a contrary choice has been specified on the proxy.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT.

                                  PROPOSAL III

                       RATIFICATION OF APPOINTMENT OF AND
                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has selected Arthur Andersen & Co. as its auditors for the year ending December 31, 1994, subject to ratification by stockholders. Arthur Andersen & Co. audited the Company's financial statements for the year ended December 31, 1993 and has been the Company's auditors since the Company's inception in 1985.

  If the stockholders do not ratify the selection of Arthur Andersen & Co., the selection of independent accountants will be considered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

  Representatives of Arthur Andersen & Co. are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is expected that they will be available to respond to appropriate questions from stockholders at the meeting.

                             STOCKHOLDER PROPOSALS

  November 18, 1994 is the date by which proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            EXPENSES OF SOLICITATION

  The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or telegraph. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged Georgeson & Company, Inc. to deliver proxies for a fee of approximately $750 plus out-of-pocket expenses.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with except that one Form 4 covering one transaction by Robert H. Finch was not filed timely.

                                 OTHER MATTERS

  A copy of the annual report of the Company for the year ended December 31, 1993, including financial statements, is enclosed herewith. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO MARK L. DESMOND, TREASURER OF THE COMPANY, AT 4675 MacARTHUR COURT, SUITE 1170, NEWPORT BEACH, CALIFORNIA 92660.

  The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                    R. Bruce Andrews
                                              President and Chief Executive
                                                         Officer

March 21, 1994
Newport Beach, California

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                       NATIONWIDE HEALTH PROPERTIES, INC.              P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Mark L. Desmond, Don M. Pearson and Gary E. Stark, and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on March 11, 1994, at the Annual Meeting of Stockholders to be held at Le Meridien Hotel, 4500 MacArthur Boulevard, Newport Beach, California on April 22, 1994 and at any adjournment thereof.

1. ELECTION OF DIRECTORS

 FOR each nominee listed below                 WITHHOLD AUTHORITY
 (except as marked to the contrary below)[_]   To vote for each nominee below[_]

                     SAM A. BROOKS, JR. AND ROBERT H. FINCH

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

              ------------------------------------------------------------------

2. APPROVAL OF [_]     DISAPPROVAL OF [_]         ABSTENTION WITH RESPECT TO [_]

   the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the authorized total number of shares of the Company's Common Stock, par value, $.10 per share, from 25,000,000 to 100,000,000.

3. APPROVAL OF [_]     DISAPPROVAL OF [_]         ABSTENTION WITH RESPECT TO [_]

   the proposal to ratify the selection of Arthur Andersen & Co. as independent accountants for the year ending December 31, 1994.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

   This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR proposals 1, 2 and 3.

If any nominee named above declines or is unable to serve as a director, the persons named as proxies, and each of them, shall have full discretion to vote for any other person who may be nominated.

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                           Dated:                        , 1994

                                           ------------------------------------

                                           ------------------------------------
                                               Signature of Stockholder(s)

                                           Please sign, date and return today
                                           in the enclosed envelope. This
                                           Proxy will not be used if you
                                           attend the meeting in person and so
                                           request.
- --------------------------------------------------------------------------------